Exhibit 10.25
[AP Services, LLC Letterhead]
January 10, 2023

Mr. Raju Rishi
Lead Independent Director
Latch, Inc.
508 West 26th Street
Suite 6G
New York, NY 10001
Re: Amended and Restated Agreement for Interim Management Services
Dear Mr. Rishi:
Latch, Inc. (the “Company”) and AP Services, LLC (“APS”) entered into an agreement dated January 3, 2023, as amended by Addendum 1 dated January 9, 2023, to provide interim management services to the Company at the election of the Board of Directors of the Company (the “Board”) (as amended, the “Initial Agreement”). The Company and APS have agreed to amend and restate the Initial Agreement as set forth herein.
This letter (the “Agreement”) amends, restates and replaces, in its entirely, the Initial Agreement. For the avoidance of doubt, any fees and expenses due and owing under the Initial Agreement remain valid and payable and are governed by separate agreements; provided, however, that the fees payable to APS based on hours spent by Jason Keyes and Marc Landy for Interim Management Services shall be payable in accordance with this Agreement.
All defined terms shall have the meanings ascribed to them in this Agreement and in the attached Schedule(s) and General Terms and Conditions. The Company and APS are each a “party,” and together the “parties.”
The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board.
Objectives and Tasks
In the event the Board determines to engage an APS employee to serve in an Executive Officer position, APS will provide Jason Keyes and Marc Landy to serve as the interim Chief Executive Officer and Chief Financial Officer, respectively, as determined by the Board (and, in each case, reporting to the Board), subject to APS’s (i) internal approval from its Risk Management Committee, (ii) confirmation the Company has a Directors and Officers Liability insurance policy in accordance with Section 7 of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and (iii) receipt of a copy of the signed Board resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment.
In such event, in addition to the ordinary course responsibilities of interim Chief Executive Officer, Jason will work collaboratively with the senior management team, the Board and other Company professionals, to assist the Company with the following:
•Provide oversight to and manage the Company’s business operations
•Lead the Company in efforts to improve EBITDA via executing on revenue enhancement opportunities and executing on improvements to the cost structure
•Assist in overseeing and driving financial performance in conformity with the Company’s business plan, including optimization of the Company’s inventory position
•Assist the Company in the evaluation of, and prepare the Company to undertake, strategic alternatives
•Provide leadership to the financial function including, without limitation, assisting the Company in strengthening the core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management
•Assist with such other matters as may be requested that fall within APS’ expertise and that are mutually agreeable
In addition to the ordinary course responsibilities of interim Chief Financial Officer, Marc Landy will work collaboratively with the senior management team, the Board and other Company professionals, to assist the Company with the following:
•Provide leadership to the finance function including:
◦Assist the Company in strengthening the core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management
◦Provide oversight to and manage the Company’s finance and accounting operations
◦Lead the restatement effort
◦Coordinate the audit with the independent accounting firm
•Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.
APS will provide the services hereunder in a professional and timely manner, consistent with industry standards.
Privilege and Work Product
In connection with this engagement, communications between Mr. Keyes, Mr. Landy or APS and legal counsel for the Company, shall be confidential and protected by the attorney-client privilege.
Timing, Fees and Retainer
APS will commence this engagement on or about January 11, 2023, after receipt of a copy of the executed Agreement accompanied by the retainer, as set forth on Schedule 1 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objective and Tasks section above. APS estimates the time for completion of this engagement to be two to five months, depending upon the availability of the Company’s management, key personnel, and data.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.
* * *
If these terms meet with your approval, please sign and return a copy of this Agreement and wire transfer the amount to establish the retainer.
We look forward to working with you.
Sincerely yours,
AP SERVICES, LLC

/s/ Jason Keyes	/s/ Marc Landy
Jason Keyes	Marc Landy
Partner & Managing Director	Partner

Acknowledged and Agreed to:
LATCH, INC.

By:	/s/ Priyen Patel
Its:	General Counsel
Dated:	3/21/2023

Schedule 1
Fees and Expenses
1. Fees: The Company will pay APS $112,840 for the services of Mr. Keyes for the period from January 11, 2023 through January 31, 2023 (the “Initial Keyes Payment”). Other than the Initial Keyes Payment, APS’s fees will be based on the hours spent by Mr. Keyes and Mr. Landy at their respective hourly rates, which are:

Jason Keyes	US $1,140
Marc Landy	US $1,115
APS generally reviews and revises its billing rates semi-annually.
2. Success Fee: APS does not seek a success fee in connection with this engagement.
3. Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable and documented out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals; provided, that the expense reimbursement shall not exceed $50,000 in the aggregate without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
4. Break Fee: APS does not seek a break fee in connection with this engagement.
5. Retainer: The Company shall pay APS a retainer of $700,000 ($350,000 for each interim Executive Officer position) to be applied against Fees and expenses as set forth in this Schedule and in accordance with Section 2 of the General Terms and Conditions.
6. Payment: APS will submit semi-monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable within 15 days of receipt by the Company. No discount is provided for prompt payment, and none shall be taken, but interest on any invoices paid late shall accrue in accordance with the General Terms and Conditions.

Data Protection Schedule
Description of Transfer

[Intentionally omitted.]

AP Services, LLC General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the Agreement and/or schedule(s) and these Terms, the wording of the Agreement and/or schedule(s) shall prevail.

Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1. Provide reliable and accurate detailed information, materials, documentation and
2. Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.
APS’s delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management.
Section 2. Retainer, Billing, Payments and Taxes
Retainer. Upon execution of the Agreement, the Company shall promptly pay APS the agreed-upon advance retainer as set forth on Schedule 1. The Retainer will be held by APS during the term of the
Agreement and will be applied against the final invoice and any remaining balance shall be returned to the Company at the end of the engagement.
Billing and Payments. All payments to be made to APS shall be due and payable within 15 days of delivery of invoice via check or wire transfer to APS’s bank account, as shown on the invoice. All amounts invoiced are based on services rendered and expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter. “Fees,” as used in this Agreement, shall include all amounts payable by the Company to APS in accordance with Schedule 1, including any success fee or break fee, but excluding reimbursable expenses.
If any Fees and/or expenses are not paid by the Company on the relevant due date, APS shall be entitled to charge interest on the unpaid amount until payment is made in full. Interest shall be calculated using the lesser of (i) one percent (1%) per month (12% per annum) or (ii) to the maximum extent permitted by law. Should APS commence legal proceedings to recover any unpaid and overdue Fees and/or expenses and prevail, the Company shall be responsible for APS’s reasonable costs and legal fees.
Taxes. APS’s fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’s income generally). If APS’s fees are subject to any taxes, such as State sales tax, Goods and Services Tax/Harmonized Sales Tax or Value Added Tax, then APS will include such taxes on its invoices as separate line items.

Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
APS is not an accounting firm and does not give accounting advice or guidance. While APS’ work may involve analysis of accounting, business and other related records, this engagement does not constitute an audit in accordance with either generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or any other similar governing body.
APS is not authorized to practice law or provide legal advice. No services provided under this Agreement are intended to be, nor should be construed to be, legal services.
Section 4. Confidentiality
Each party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all non public confidential or proprietary information obtained from the other party during the performance of APS’s services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity. “Confidential Information” includes the terms of this Agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Confidential Information that APS reasonably believes are required by law or any regulatory requirement or authority to clear client conflicts. APS may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors and agents who have a need to know the Confidential Information as it relates to the services being provided under this Agreement, provided APS is responsible for any breach of these confidentiality obligations by any such parties. APS may make reasonable disclosures of Confidential Information to third parties, such as the Company’s suppliers and/or vendors, in connection with the performance of APS’s obligations and assignments hereunder, provided APS confirms that such third party is bound by confidentiality obligations to the Company. In addition, with the Company’s prior written consent, which shall not be unreasonably withheld, APS will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of the parties under this Section 4 shall survive the end of any engagement between the parties for a period of three (3) years.

Work Product (as defined in Section 5) may contain APS proprietary information or other information that is deemed to be Confidential Information for purposes of this Agreement, and the parties may not want to make public. Therefore, the parties acknowledge and agree that (i) all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS in connection with this engagement is intended solely for the benefit and use of the Company in connection with this Agreement, and (ii) no such information shall be used for any other purpose or disseminated to any third parties, or, quoted or referred to with or without attribution to APS at any time in any manner or for any purpose without APS’s prior approval (not to be unreasonably withheld or delayed), except as required by law. The Company may not rely on any draft or interim Work Product.
Section 5. Intellectual Property
All analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company, shall constitute Company Confidential Information as defined above, and APS hereby assigns such Work Product and any intellectual property rights therein to the Company. APS may retain copies of the Work Product and any Confidential Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, templates, models, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited worldwide, perpetual, non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product.
The Company acknowledges and agrees, except as otherwise set forth in this Agreement, that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all third-party claims against any APS Parties in connection with the engagement of APS that is the subject of this Agreement, including liabilities, losses, expenses and damages arising out of or in connection such third party claims, except for such claims, liabilities, losses, expenses and damages arising from the gross negligence, willful misconduct, bad faith, self-dealing or intentional misconduct of the AlixPartners Parties. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of Company’s retained counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the APS Parties may engage separate counsel to represent them at the Company’s expense.
APS shall indemnify, hold harmless and defend The Company and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “Company Parties”) from and against all third-party claims against any Company Parties arising out of or in connection the gross negligence, willful misconduct, bad faith, self-dealing or intentional misconduct of the APS in connection with the provision of services under this Agreement, including liabilities, losses, expenses and damages arising out of or in connection such third party claims. APS shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of APS’s retained counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the Company Parties may engage separate counsel to represent them at the Company’s expense.
In addition to the above indemnification, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.
The Company shall specifically include and cover APS employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees and agents under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only, subject to the Company’s prior written consent, which shall not be unreasonably withheld or delayed. The cost of the policy shall be invoiced to the Company as an out-of pocket expense. If APS is unable or unwilling to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.
The Company’s indemnification obligations in this Section 7 shall be primary to, and without allocation against, any similar indemnification obligations that APS may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise). APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.

Section 8. Governing Law and Arbitration
The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall ssue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Notwithstanding the foregoing, either party may proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim in connection with (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non performance of obligations under Section 7. For the purposes of this paragraph, the parties expressly consent to the jurisdiction of all Federal and state courts located in New York, New York.
In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any Fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed), except to the extent the Agreement is terminated due to the gross negligence, willful misconduct, bad faith, self-dealing or intentional misconduct of an AlixPartners. Such payment obligation shall inure to the benefit of any successor or assignee of APS.
Additionally, unless the Agreement is terminated by the Company due to APS’ material breach (and such material breach continues after 30 days’ written notice thereof and opportunity to cure) APS shall remain entitled to the success fee(s), if any, that otherwise would be payable during the 12 months after the date of termination of the Agreement.
Sections 2, 4, 5, 7, 8, 9, 10, 11, 12 and 13 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. Non-Solicitation of Employees
The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of six months after the final invoice is rendered by APS with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of APS’s then current Managing Directors, Directors, or other employees/ contractors the Company or its affiliates had interactions with or gained knowledge about as a result of the services provided under this Agreement. For avoidance of doubt, the foregoing restrictions do not apply to any former APS employees or contractors.
If during the Restrictive Period the Company or its affiliates directly or indirectly hires or contracts with any of APS’s Managing Directors, Directors, or other employees/contractors in violation of the preceding paragraph, the Company agrees to pay to APS as liquidated damages and not as a penalty the sum total of: (i) for a Managing Director, $1,000,000; (ii) for a Director, $500,000; and (iii) for any other employee/contractor, $250,000. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse APS for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Managing Directors, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.
The provisions of this Section shall apply except to the extent the provisions conflict with applicable law.
Notwithstanding the foregoing, for the purposes hereof, general advertisements seeking employees to fill positions shall not be considered solicitation.
Section 11. Limitation of Liability
THE APS PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR WILLFUL OR INTENTIONAL MISCONDUCT OF APS PARTIES. THE APS PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APS PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID OR PAYABLE TO APS FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”). The Liability Cap is the total limit of the APS Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.
EXCEPT WITH RESPECT TO THE COMPANY’S INDEMNITY OBLIGATIONS IN SECTION 7 AND THE COMPANY’S PAYMENT OBLIGATIONS HEREUNDER, (I) THE COMPANY PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (II) THE COMPANY PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID OR PAYABLE TO APS FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “COMPANY LIABILITY CAP”). The Company Liability Cap is the total limit of the Company Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to APS, to any other parties hereto, and to any others making claims relating this Agreement. Any such claimants shall allocate any amounts payable by the Company Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Company Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the Company Parties pursuant to this Agreement exceed the Company Liability Cap
Section 12. General
Equitable Remedies. Each party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement. If any provision of the Agreement is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services. The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.
Related Matters. If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable external and internal legal costs and e-discovery costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.
Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several.
Third-Party Beneficiaries. The APS Parties shall be third-party beneficiaries with respect to Section 7 hereof.
Notices. All notices required or permitted to be delivered under this Agreement shall be sent, if to APS, to:

AlixPartners, LLP
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to APS. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.
Section 13. Data Protection
To the extent applicable, the Company and APS shall comply with the terms of the APS Data Protection Addendum attached as an exhibit to this Agreement, which form part of the Agreement. The Data Protection Schedule of this Agreement shall apply to the Data Protection Addendum.